UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                               Commission File Number: 333-68099


(Check One):  [ ] Form 10-K    [ ] Form 20-F    [ ] Form 11-K    [ ] Form 10-Q
              [ ] Form N-SAR   [X] Form N-CSR
              [X] For Period Ended:  November 30, 2003

              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:


PART I - REGISTRANT INFORMATION

Full name of Registrant:                    AMIDEX Funds, Inc.

Address of Principal Executive Office:      630-A Fitzwatertown Rd.

City, State and Zip Code:                   Willow Grove, PA 19090

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12B-25(B), the following should be completed. (Check box if appropriate)

        | (a) The reason described in reasonable detail in Part III of this | form could not be eliminated without unreasonable effort or
        |      expense
        |
        | (b) The subject annual report, semi-annual report, transition report | on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or | portion thereof, will be filed on or before the fifteenth
  [X] | calendar day following the prescribed due date; or the subject | quarterly report or transition report on Form 10-Q, or portion | thereof, will be filed on or before the fifth calendar day
        |      following the prescribed due date; and
        |
        | (c)  The  accountant's  statement  or other  exhibit  required by Rule
        |      12b-25(c) has been attached if applicable.

                                                                               2
PART III - NARRATIVE


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            David F. Ganley               (215)                    659-1061
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              (Name)                   (Area Code)            (Telephone Number)

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(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

                                                                [ ] Yes   [x] No

     Forms N-SAR and N-CSR for the fiscal year ended 05/31/2003

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                                                                [ ] Yes   [x] No
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                               AMIDEX Funds, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


DATE  January 28, 2004                    /s/ Clifford A. Goldstein
      -----------------                   -------------------------
                                          President & Chairman